Exhibit 99.1 Contact: Misty J. Skipper (904) 359-1787

CSX REPORTS THIRD-QUARTER EARNINGS

          JACKSONVILLE, Fla., October 28, 2004 – CSX Corporation (NYSE: CSX) today reported its financial results for the third quarter of 2004.

•	Net earnings were $123 million, or 57 cents per share, including a net gain on the Conrail spin-off transaction;

•	Consolidated operating income was $264 million;

•	Surface Transportation revenue, including rail and intermodal, increased $115 million to $1.94 billion;

•	In the quarter, merchandise revenue was up 6% and coal revenue was up 10%.

          “This is the third consecutive quarter in which CSX delivered consistent, continuous improvement in year-over-year Surface Transportation operating income,” said Michael J. Ward, CSX chairman, president and chief executive officer. “In addition, it is the tenth consecutive quarter that the company has demonstrated revenue growth, reflecting the strength in the economy and the importance of rail transportation.”

          Ward added, “We are encouraged by these results and remain committed to further improving CSX’s service and costs. This will allow CSX to capitalize even more on both growth and yield.”

          Third quarter 2004 net earnings include a favorable impact of $14 million, or 7 cents per share, associated with the net gain from the Conrail spin-off transaction slightly offset by management restructuring charges. The 2003 third quarter had a net loss of $103 million, or 48 cents per share, including after-tax charges of $219 million, or $1.02 per share, reflecting various expenses taken in that quarter for occupational, arbitration settlements and management restructuring. Excluding these 2003 and 2004 charges, CSX’s consolidated 2004 third-quarter net earnings would have been $109 million, or 50 cents per share, versus $116 million, or 54 cents per share, in 2003. Improvements in Surface Transportation operating income were offset by a decline in non-core earnings.

          Surface Transportation operating income for the third quarter 2004 was $247 million versus a loss of $16 million in the prior year quarter. This year’s third quarter includes a management restructuring charge of $3 million and 2003 includes the pretax effect of the occupational and management restructuring charges of $239 million. Adjusting for these charges in both years, operating income at our Surface Transportation business would have increased $27 million to $250 million in third quarter 2004, reflecting an increase of 12 percent.

          CSX Corporation, based in Jacksonville, Fla., owns the largest rail network in the eastern United States. CSX Transportation Inc. and its 34,000 employees provide rail transportation services over a 23,000 route-mile network in 23 states, the District of Columbia and two Canadian provinces. CSX Corporation also provides intermodal and global container terminal operations through other subsidiaries.

# # #

          This press release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and similar expressions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements.

          Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the Company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the Company. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the Company’s website at www.csx.com.

CSX Corporation and Subsidiaries CONSOLIDATED INCOME STATEMENTS (Dollars in Millions, Except Per Share Amounts)	Quarterly Flash

		(Unaudited)
		Quarters Ended		Nine Months Ended
		Sept. 24,	Sept. 26,	Sept. 24,	Sept. 26,
		2004	2003	2004	2003
Revenue and Expense	Operating Revenue	$1,980	$1,882	$5,976	$5,840
	Operating Expense	1,716	1,980	5,260	5,476

	Operating Income	264	(98)	716	364
	Other Income	25	21	17	30
	Interest Expense	106	103	323	311

Earnings	Earnings Before Income Taxes and Cumulative Effect of Accounting Change	183	(180)	410	83
	Income Tax Expense (Benefit)	60	(77)	138	17

	Earnings Before Cumulative Effect of Accounting Change	123	(103)	272	66
	Cumulative Effect of Accounting Change - Net of Tax	—	—	—	57

	Net Earnings	$123	$(103)	$272	$123

Per Common Share	Earnings Per Share, Assuming Dilution:
	Before Cumulative Effect of Accounting Change	$0.57	$(0.48)	$1.26	$0.31
	Cumulative Effect of Accounting Change	—	—	—	0.26

	Net Earnings	$0.57	$(0.48)	$1.26	$0.57

	Average Diluted Common Shares Outstanding (Thousands)	215,252	213,955	215,183	214,281

	Cash Dividends Paid Per Common Share	$0.10	$0.10	$0.30	$0.30

CSX Corporation and Subsidiaries CONSOLIDATED BALANCE SHEETS(a) (Dollars in Millions)	Quarterly Flash

		(Unaudited)
		Sept. 24,	Dec. 26,
		2004	2003
Assets	Current Assets
	Cash, Cash Equivalents and Short-term Investments	$629	$368
	Accounts Receivable - Net	1,171	1,163
	Materials and Supplies	167	170
	Deferred Income Taxes	126	136
	Other Current Assets	222	66

	Total Current Assets	2,315	1,903

	Properties	25,861	19,267
	Accumulated Depreciation	5,882	5,537

	Properties - Net	19,979	13,730

	Investment in Conrail	567	4,678
	Affiliates and Other Companies	602	515
	Other Long-term Assets	902	934

	Total Assets	$24,365	$21,760

Liabilities	Current Liabilities
	Accounts Payable	$862	$827
	Labor and Fringe Benefits Payable	435	397
	Casualty, Environmental and Other Reserves	238	280
	Current Maturities of Long-term Debt	181	426
	Short-term Debt	103	2
	Income and Other Taxes Payable	101	123
	Other Current Liabilities	97	155

	Total Current Liabilities	2,017	2,210
	Casualty, Environmental and Other Reserves	812	836
	Long-term Debt	7,096	6,886
	Deferred Income Taxes	6,051	3,752
	Other Long-term Liabilities	1,553	1,623

	Total Liabilities	17,529	15,307

Shareholders’ Equity	Common Stock, $1 Par Value	215	215
	Other Capital	1,597	1,579
	Retained Earnings	5,167	4,957
	Accumulated Other Comprehensive Loss	(143)	(298)

	Total Shareholders’ Equity	6,836	6,453

	Total Liabilities and Shareholders’ Equity	$24,365	$21,760

CSX Corporation and Subsidiaries CONSOLIDATED CASH FLOW STATEMENTS (Dollars in Millions)	Quarterly Flash

		(Unaudited)
		Nine Months Ended
		Sept. 24,	Sept. 26,
		2004	2003
Operating Activities	Net Earnings	$272	$123
	Adjustments to Reconcile Net Earnings to Net Cash Provided:
	Depreciation	511	482
	Deferred Income Taxes	115	22
	Cumulative Effect of Accounting Change - Net of Tax	—	(57)
	Additional Loss on Sale	—	108
	Provision for Casualty Reserves	—	232
	Restructuring Charge	77	—
	Net Gain on Conrail Spin-off - After tax	(16)	—
	Other Operating Activities	(111)	17
	Changes in Operating Assets and Liabilities:
	Accounts Receivable	2	(48)
	Termination of Sale of Receivables Program	—	(380)
	Other Current Assets	4	7
	Accounts Payable	(1)	18
	Other Current Liabilities	12	(120)

	Net Cash Provided by Operating Activities	865	404

Investing Activities	Property Additions	(734)	(757)
	Net Proceeds from Divestitures	55	226
	Short-term Investments - Net	(349)	(213)
	Other Investing Activities	(24)	(38)

	Net Cash Used by Investing Activities	(1,052)	(782)

Financing Activities	Short-term Debt - Net	101	586
	Long-term Debt Issued	412	433
	Long-term Debt Repaid	(385)	(292)
	Dividends Paid	(64)	(64)
	Other Financing Activities	18	(27)

	Net Cash Provided by Financing Activities	82	636

Cash, Cash Equivalents and Short-term Investments	Net (Decrease) Increase in Cash and Cash Equivalents	(105)	258
	Cash and Cash Equivalents at Beginning of Period	296	127

	Cash and Cash Equivalents at End of Period	191	385
	Short-term Investments at End of Period	438	351

	Cash, Cash Equivalents and Short-term Investments at End of Period	$629	$736

Notes to Consolidated Financial Statements

(a)	Statement of Financial Accounting Standard (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” was issued in 2001. In conjunction with the group-life method of accounting for asset costs, the Company historically accrued crosstie removal costs as a component of depreciation, which is not permitted under SFAS 143. With the adoption of SFAS 143 in fiscal year 2003, CSX recorded pretax income of $93 million, $57 million after tax, as a cumulative effect of an accounting change in the first quarter, representing the reversal of the accrued liability for crosstie removal costs. The adoption of SFAS 143 did not have a material effect on prior reporting periods, and the Company does not believe it will have a material effect on future earnings.

(b)	In February 2003, CSX conveyed most of its interest in its domestic container-shipping subsidiary, CSX Lines LLC (“CSX Lines”), to a new venture formed with the Carlyle Group for approximately $300 million (gross cash proceeds of approximately $240 million, $214 million net of transaction costs, and $60 million of securities). CSX Lines was subsequently renamed Horizon Lines LLC (“Horizon”). A deferred pretax gain of approximately $127 million as a result of the transaction is being recognized over the 12-year sub-lease term. Horizon subleased equipment from certain affiliates of CSX covering the primary financial obligations related to $265 million of vessel and equipment leases under which CSX or one of its affiliates will remain a lessee or guarantor. In the third quarter of 2004, Horizon was acquired by an unrelated third party, and CSX received $59 million, which included $48 million for the purchase of its ownership interest in Horizon, $4 million of interest and a performance payment of $7 million. However, CSX and one of its affiliates will continue to remain a lessee or guarantor on certain vessels and equipment as long as the subleases remain in effect.

(c)	In the third quarter of 2003, the Company changed its estimate of casualty reserves to include an estimate of incurred but not reported claims for asbestos and other occupational injuries to be received over the next seven years. In conjunction with the change in estimate, the Company recorded a charge of $232 million, $145 million after tax, in the third quarter of 2003 to increase its provision for these claims.

(d)	Effective for the third quarter 2003, CSX entered into two settlement agreements with Maersk, which resolved all material disputes pending between the companies arising out of the 1999 sale of the international container-shipping assets. The effect reduced the Company’s earnings by $108 million pretax, $67 million after tax. This charge is reflected in the financial statements as the Additional Loss on Sale of the international container-shipping assets.

(e)	In the first quarter of 2004, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities.” The Company consolidated Four Rivers Transportation (“FRT”), a short-line railroad, which was previously accounted for under the equity method. The third quarter of 2004 includes revenues, operating expenses and after-tax income of approximately $16 million, $9 million and $1 million for FRT, respectively. The nine months ended September 24, 2004, include revenues, operating expenses, and after-tax income of approximately $46 million, $27 million, and $4 million, respectively. The nine months ended September 26, 2003, include net equity earnings of FRT of approximately $2 million (included in other income).

(f)	In the third quarters of 2003 and 2004, the Company recorded a charge of $10 million pretax and $3 million pretax, respectively, for separation expenses related to management restructuring. The nine months ended September 24, 2004, include pretax restructuring charges of $77 million, with $71 million at Surface Transportation and $6 million at International Terminals.

(g)	In the third quarter of 2004, CSX completed a corporate reorganization of Conrail that resulted in the direct ownership of certain Conrail assets by CSX Transportation (“CSXT”). This transaction was accounted for at fair value and resulted in a net gain of $16 million after tax, which is included in other income. See the Consolidated Balance Sheets for information on the impact to the balance sheet.

Notes to Consolidated Balance Sheets

(a)	In August 2004, CSX, Norfolk Southern and Conrail completed a corporate reorganization of Conrail that resulted in the direct ownership and control by CSXT of routes and assets that had previously been operated by CSXT under operating and lease agreements with a Conrail subsidiary. As a part of the reorganization, CSXT issued new unsecured debt obligations, which were exchanged for unsecured debt obligations of Consolidated Rail Corporation (“CRC”), a Conrail subsidiary. In addition, CSXT entered into new lease and sublease arrangement with CRC to support CRC’s secured debt and lease obligations, and the long-term note due to Conrail was eliminated. The reorganization did not affect the Shared Assets Areas, which continue to be owned and operated by CRC and are reflected in CSX’s remaining Investment in Conrail as shown in the Consolidated Balance Sheets.

The distribution was accounted for at fair value, resulting in a net gain of $16 million after tax, which is included in other income in the Consolidated Income Statement.

Net change in the 2004 Consolidated Balance Sheet related to the Conrail spin-off transaction is as follows:

Current Assets	$7
Properties – Net	6,018
Investment in Conrail	(4,130)
Other Long-term Assets	136

Total Assets	$2,031

Current Liabilities	$7
Long-term Liabilities	15
Long-term Debt	(93)
Deferred Taxes	2,086
Retained Earnings	16

Total Liabilities and Retained Earnings	$2,031